Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CVR GP, LLC

and

The Unitholders of CVR Partners, LP

and

The General Partner of CVR Partners, LP:

We consent to the incorporation by reference in the registration statement (No. 333-173444) on Form S-8 of CVR Partners, LP of our report dated February 23, 2012, with respect to the consolidated balance sheets of CVR Partners, LP as of December 31, 2011 and 2010, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of CVR Partners, LP.

/S/ KPMG LLP

Houston, Texas

February 23, 2012